                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                    NN, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                            62-1096725
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)

2000 Waters Edge Drive, Johnson City, Tennessee                     37604
    (Address of principal executive offices)                     (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box. | __ |

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                         Name of each exchange on which
     to be so registered                         each class is to be registered
     -------------------                         ------------------------------
             None                                             -----

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, par value $.01

INFORMATION REQUIRED IN REGISTRATION STATEMENT

     NN, Inc. (the "Company") hereby amends the following items, exhibits or other portions of its Form 8-A filed on February 28, 1994.

Item 1.  Description of Registrant's Securities to be Registered.

     NN, Inc.'s (the "Company") authorized common stock consists of 45 million shares, $.01 par value per share. As of November 13, 2002, there were 15,367,773 shares of common stock issued and outstanding. On August 26, 2002, the Company filed a registration statement on Form S-3 with the Securities and Exchange
Commission using a "shelf" registration process. Under the shelf registration process, the Company may, from time to time, offer and sell shares of common stock in one or more offerings up to a total dollar amount of $36,000,000.

     Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors. Holders of shares of the Company's common stock have no cumulative voting rights. Therefore, the holders of a majority of the shares of common stock voted in an election of directors can elect all of the directors then standing for election, subject to any rights of the holders of any preferred stock that may be outstanding in the future. Directors are divided into three classes. Each year the terms of the members of a different class of directors expire and the directors for that class are elected to three-year terms.

     Dividends. Holders of shares of common stock are entitled to receive dividends, if, as and when such dividends are declared by the Company's Board of
Directors out of assets legally available therefor, after payment of any dividends required to be paid on shares of preferred stock that may be outstanding in the future.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after payment of any debts and other liabilities and making provision for the holders of preferred stock that may be outstanding in the future the Company's remaining assets will be distributed among the holders of the Company's common stock.

     Preferred Stock. The Company's Board of Directors has authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series, without any further vote or action by the Company's stockholders. The Board of Directors has the authority, without approval of the Company's stockholders, to issue preferred stock that has voting, dividend and conversion rights superior to the Company's common stock, which could have the effect of deterring, delaying or preventing a change in control. There are no shares of the Company's preferred stock outstanding.

     Other Provisions of Certificate of Incorporation and Bylaws. The Company's
Bylaws provide that special meetings of stockholders may only be called by the
Chairman of the Board or by a majority of the "whole Board" (the total number of directors not including vacancies). Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Amendments to certain of the provisions of the Company's
Certificate

of Incorporation and Bylaws must be approved by the holders of at least 66 2/3%
of the Company's outstanding voting stock.

Item 2.  Exhibits

         1.       Restated Certificate of Incorporation of the Company.
                  (incorporated by reference to Exhibit 3.1 of Company's
                  Registration Statement on Form S-3 filed June 6, 2002)

         2.       Restated By-Laws of the Company. (incorporated by reference to
                  Exhibit 3.2 of Company's Registration Statement on Form S-3
                  filed June 6, 2002)

         3.       The specimen certificate representing the Company's Common
                  Stock, par value $0.01 per share. (incorporated by reference to Exhibit 4.1 of Company's Registration Statement on Form S-3
                  filed June 6, 2002)

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    NN, INC.

                                    By: /s/ Roderick R. Baty
                                       -----------------------------------------
                                       Roderick R. Baty
                                       Chairman, Chief Executive Officer and
                                       President

Date:  November 22, 2002